EXHIBIT 99.3

MERIDIANBET GROUP

Meridianbet Group
Consolidated Balance Sheets
	As of	As of
	March 31, 2024	December 31, 2023
	(Unaudited)	(Audited)
ASSETS
Current assets:
Cash and cash equivalents	$21,630,162	$20,405,296
Account receivable, net	2,740,452	2,674,967
Account receivable - related party, net	368,807	399,580
Taxes receivable	308,583	997,778
Inventory	116,602	133,905
Prepaid assets	550,211	328,400
Other current assets	1,505,049	1,989,476
Total current assets	27,219,866	26,929,402

Non-Current assets:
Goodwill & intangible assets, net	15,984,532	15,107,422
Property, plant & equipment, net	27,403,245	27,826,594
Investments	232,684	237,828
Deposits	5,700,139	5,586,495
Operating lease right-of-use assets	3,998,327	4,147,375
Other non-current assets	17,575	17,864
Total non-current assets:	53,336,502	52,923,578

Total assets	$80,556,368	$79,852,980

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$7,964,680	$8,751,562
Current portion of operating lease liability	1,993,551	2,299,317
Current portion of long term loan	1,048,320	-
Taxes payable	4,158,084	6,137,513
Due to related parties	18,538	12,605
Other current liabilities	840,251	581,644
Total Current liabilities	16,023,424	17,782,641

Non- Current liabilities:
Non-current portion of operating lease liability	1,928,506	1,795,870
Non-current portion of long term loan	1,109,552	-
Other non-current liabilities	133,529	287,920
Total non-current liabilities	3,171,587	2,083,790

Total liabilities	19,195,011	19,866,431

Owners' equity:
Additional paid in capital	3,045,729	3,045,729
Accumulated other comprehensive loss	(5,112,258)	(3,307,578)
Accumulated earnings (deficit)	62,517,875	59,296,675
Total owners' equity	60,451,346	59,034,826
Noncontrolling interests	910,011	951,723
Total equity	61,361,357	59,986,549
Total liabilities and equity	$80,556,368	$79,852,980

See accompanying notes to consolidated financial statements

1

Meridianbet Group
Consolidated Statements of Operations and Comprehensive Income
(Unaudited)
	Three Months Ended
	March 31,
	2024	2023

Sales	$24,850,587	$22,936,312
Cost of goods sold	(7,158,657)	(5,785,658)
Gross profit (loss)	17,691,930	17,150,654

Operating expenses
Selling, general and administrative expenses	4,602,747	3,947,004
Salaries and wages	4,328,524	3,389,197
Professional fees	347,889	468,196
Marketing expenses	3,061,934	3,132,264
Rents and utilities	1,631,992	1,351,683
Bad debt expense	24,723	35,112
Total operating expenses	13,997,809	12,323,456
Income from operations	3,694,121	4,827,198

Other income (expense)
Interest earned	34,882	3,465
Interest expense	(4,371)	(8,358)
Foreign exchange gain (loss)	12,937	47,053
Other income (expense)	493,150	193,590
Total other income (expense)	536,598	235,750

Net income before taxes	4,230,719	5,062,948

Income tax expense	281,697	413,296
Net income	$3,949,022	$4,649,652

Net (income)/loss attributable to noncontrolling interest	(41,712)	39,098

Net income attributable to Meridianbet owners	$3,990,734	$4,610,554

Net income	3,949,022	4,649,652
Foreign currency translation adjustments	(1,804,680)	842,595
Comprehensive income (loss)	2,144,340	5,492,247
Less: Net income/(loss) attributable to noncontrolling interest	41,712	(39,098)
Comprehensive income (loss) attributable to Meridianbet	$2,186,053	$5,453,148

See accompanying notes to consolidated financial statements.

2

Meridianbet Group
Consolidated Statement of Owners’ Equity
(Unaudited)
For the Three Months Ended March 31, 2023

	Additional Paid In Capital	Accumulated Other Comprehensive Income (Loss)	Accumulated Earnings	Total Equity of Meridianbet	Non-controlling interest	Total Owners' Equity

Balances December 31, 2022	3,045,729	(4,133,352)	47,393,096	46,305,473	759,375	47,064,848

Non-controlling interest				-	39,098	39,098
Other comprehensive income		842,595		842,595		842,595
Dividends			(496,462)	(496,462)		(496,462)
Profit for the year			4,610,554	4,610,554		4,610,554
Balances March 31, 2023	3,045,729	(3,290,757)	51,507,188	51,262,160	798,473	52,060,633

See accompanying notes to consolidated financial statements.

Meridianbet Group
Consolidated Statement of Owners’ Equity
(Unaudited)
For the Three Months Ended March 31, 2024

	Additional Paid In Capital	Accumulated Other Comprehensive Income (Loss)	Accumulated Earnings	Total Equity of Meridianbet	Non-controlling interest	Total Owners' Equity

Balances December 31, 2023	3,045,729	(3,307,578)	59,296,675	59,034,826	951,723	59,986,549

Non-controlling interest					(41,712)	(41,712)
Other comprehensive income		(1,804,680)		(1,804,680)		(1,804,680)
Dividends			(769,534)	(769,534)		(769,534)
Profit for the year			3,990,734	3,990,734		3,990,734
Balances March 31, 2024	3,045,729	(5,112,258)	62,517,875	60,451,346	910,011	61,361,357

See accompanying notes to consolidated financial statements.

3

Meridianbet Group
Consolidated Statements of Cash Flow
(Unaudited)
	Three Months Ended March 31,
	2024	2023
Cash flows from operating activities:
Net income	$3,949,022	$4,649,652
Adjustments to reconcile net income to cash provided by operating activities:
Amortization of intangible assets	442,319	460,963
Depreciation	1,201,599	856,074
Bad debt expense	219,153	35,112
Changes in operating assets and liabilities:
Changes in accounts receivable	(124,341)	(58,303)
Change in accounts receivable - related party	30,773	(12,769)
Change in taxes receivable	689,194	426,331
Change in prepaid expenses	(240,824)	(182,424)
Change in other current assets	497,324	(654,299)
Change in inventories	17,303	15,458
Change in deposits	(113,830)	423,235
Change in other non-current assets	289	683
Change in accounts payable & accrued expenses	(786,882)	338,084
Change in accounts payable - related party	5,933	(3,200)
Change in taxes payable	(1,979,430)	(417,375)
Change in other current liabilities	258,606	58,854
Change in due to owners	-	2,284
Change in other liabilities	(154,390)	(469,384)
Change in right to use liability - current	(305,766)	142,191
Change in right to use liability - non-current	851,822	748,206
Net cash provided by operating activities	$4,457,874	$6,359,373

Cash flows from investing activities
Cash paid for intangible assets	(1,319,429)	(1,303,889)
Cash paid for investments	5,144	(3,908)
Cash paid for property, plant and equipment	(932,245)	(1,376,029)
Net cash provided by (used in) investing activities	$(2,246,530)	$(2,683,826)

Cash flows from financing activities:
Proceeds from loans and borrowings	2,157,872	-
Repayment of lease	(570,136)	(586,272)
Payments of dividends	(769,534)	(496,462)
Net cash provided by (used in) financing activities	$818,202	$(1,082,734)

Foreign currency translation	(1,804,680)	842,594

Net increase (decrease) in cash and cash equivalents	1,224,866	3,435,408
Cash and cash equivalents at beginning of year	20,405,296	13,109,447
Cash and cash equivalents at end of year	$21,630,162	$16,544,855

Supplemental cash flows disclosures
Interest paid	4,371	8,358
Tax paid	491,084	545,012

See accompanying notes to consolidated financial statements.

4

Meridianbet Group

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

NOTE 1 – NATURE OF BUSINESS AND BASIS OF PRESENTATION

Meridian Tech Društvo Sa Ograničenom Odgovornošću Beograd (“Meridian Tech d.o.o.”) (together with its consolidated subsidiaries, collectively, “Meridianbet Group”, “Meridian”, “MB”, “we”, “our”, “us”, or “Company”) is a private limited company formed and registered in and under the laws of the Republic of Serbia.  Its subsidiaries include Društvo Sa Ograničenom Odgovornošću “Meridianbet” Društvo Za Proizvodnju, Promet Roba I Usluga, Export Import Podgorica, a private limited company formed and registered in and under the laws of Montenegro, Meridian Gaming Holdings Ltd., a company formed and registered in the Republic of Malta, and Meridian Gaming (Cy) Ltd, a company formed and registered in the Republic of Cyprus (collectively, the “Meridianbet Group”).  The owners of Meridianbet Group are Aleksandar Milovanović, Zoran Milošević and Snežana Božović who own 85%, 10% and 5% of Meridian Group, respectively. The Meridianbet Group operates online sports betting, online casino, and gaming operations and are currently licensed and operating in more than 15 jurisdictions across Europe, Africa and Central and South America.

The Meridianbet Group is a well-established brand and operator in the sports betting and gaming industry, spanning across 15 markets in Europe, Central and South America, and Africa. The companies employ approximately 1,100 personnel, operating both online (mobile and web) and via around 700 Meridianbet Group-owned or franchised betting shops, with a primary focus (in those shops) on sports betting, online casino games, and virtual games. Of those 700 shops, approximately 250 are owned by the Meridianbet Group (and their subsidiaries) and approximately 450 shops are owned by franchisees. This is complemented by a variety of slot machines and online casinos, eSports, fixed odds games, and other entertainment options, contingent on the regulatory parameters of the specific jurisdictions. While sports betting is a primary focus, Meridianbet’s Group online casino revenue has grown significantly over the past couple of years.

On January 11, 2023, the owners of the Meridianbet Group, (“Sellers”) entered into a Sale and Purchase Agreement of Share Capital (the “Original Purchase Agreement”) with Golden Matrix Group, Inc. (“GMGI”).  GMGI is incorporated and registered in the State of Nevada, in the United States of America, and operates as (i) an innovative provider of enterprise Software-as-a-Service (“SaaS”) solutions for online casino operators and online sports betting operators, commonly referred to as iGaming operators and, (ii) a provider of pay to enter prize competitions in the United Kingdom (UK).

On April 09, 2024 – Golden Matrix Group Inc. (NASDAQ:GMGI), a developer, licensor and global operator of online gaming and eCommerce platforms, systems and gaming content, announced the closing of the previously announced acquisition agreement, pursuant to which Golden Matrix acquired ownership of the MeridianBet Group and its related companies, in a cash, debt and stock transaction. The acquisition was approved by Golden Matrix’s Board of Directors and by the Company’s shareholders at the special meeting held on March 19, 2024. The transaction is described in greater detail below under “Note 19 – Sale and Purchase Agreement of Share Capital”.

NOTE 2 – SUMMARY OF ACCOUNTING POLICIES

Principles of Consolidation

The consolidated financial statements include the accounts of the Company, and its subsidiaries which include:

•

Meridian Tech Društvo Sa Ograničenom Odgovornošću Beograd (Meridian Tech d.o.o.- Parent Co), a private limited company formed and registered in and under the laws of the Republic of Serbia, with direct subsidiaries of:

o	P&T Ltd (Serbia)
o	Meridian Tech (Bosnia)
o	Meridian Bet Brcko (Bosnia)
o	Expanse Studios (Serbia)
o	Meridian Tech (PYT) LTD (South Africa)

5

•

Društvo Sa Ograničenom Odgovornošću “Meridianbet” Društvo Za Proizvodnju, Promet Roba I Usluga, Export Import Podgorica, a private limited company formed and registered in and under the laws of Montenegro, with direct subsidiaries of:

o	Meridian WorldWide (Cyprus)
o	Bit Tech Ltd (Tanzania)

•	Meridian Gaming Holdings Ltd., a company formed and registered in the Republic of Malta, with direct subsidiaries of:

o	Meridian Gaming (Malta)
o	My Best Odds (Belgium)
o	Meridian Gaming (Peru)
o	Global Meridian Gaming (Curacao)

•	Fair Champions Meridian Ltd (Cyprus)Meridian Gaming (Cy) Ltd, a company formed and registered in the Republic of Cyprus

The descriptions of the ownership and the percentages of ownership are identified below.  All intercompany transactions and balances have been eliminated.

Company	Country	Ownership
Meridian Tech d.o.o. – Parent Company - Main	Serbia	100%
Subsidiary: P&T Ltd.	Serbia	100%
Subsidiary: Meridian Tech	Bosnia & Herzegovina	100%
Subsidiary: Meridian Bet Brcko	Bosnia & Herzegovina	100%
Subsidiary: Expanse Studios	Serbia	100%
Subsidiary: Meridian Tech (PYT) LTD	South Africa	100%
Meridianbet – Parent Company	Montenegro	100%
Subsidiary: Meridian WorldWide Ltd.	Cyprus	90%
Subsidiary: Bit Tech Ltd.	Tanzania	100%
Meridian Gaming Holdings Ltd. – Parent Company	Malta	100%
Subsidiary: Meridian Gaming Ltd.	Malta	100%
Subsidiary: My Best Odds BVBA	Belgium	100%
Subsidiary: Meridian Gaming S.A.C.	Peru	75.50%
Subsidiary: Global Meridian Gaming	Curacao	100%
Subsidiary: Fair Champions Meridian Ltd.	Cyprus	51%
Subsidiary: Meridian Global Consulting	Montenegro	100%
Meridian Gaming (CY) Ltd.	Cyprus	100%

The Company accounts for business combinations using the acquisition method of accounting in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 805, “Business Combinations”. Identifiable assets acquired, and liabilities assumed, in a business combination are measured initially at their fair values at the acquisition date, irrespective of the extent of any non-controlling interest. Any adjustments to the purchase price allocation are made during the measurement period, not exceeding one year from the acquisition date, in accordance with ASC 805. The Company recognizes any non-controlling interest in the acquired subsidiary at fair value. The excess of the purchase price and the fair value of non-controlling interest in the acquired subsidiary over the fair value of the identifiable net assets of the subsidiary is recognized as goodwill. Identifiable assets with finite lives are amortized over their useful lives. Acquisition-related costs are expensed as incurred.

 Use of Estimates

The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant items subject to such estimates and assumptions include contingent liability, stock-based compensation, warrant valuation, accrued expenses and collectability of accounts receivable. The Company evaluates its estimates on an on-going basis and bases its estimates on historical experience and on various other assumptions the Company believes to be reasonable. Due to inherent uncertainties, actual results could differ from those estimates.

We record exchange gains and losses resulting from the conversion of transaction currency to functional currency as a component of other income (expense).  The Company incurred foreign exchange gain of $12,937 and a $47,053 during the three months ended March 31, 2024, and 2023, respectively.

6

Fair Value of Financial Instruments

The Company has adopted the provisions of ASC Topic 820, “Fair Value Measurements”, which defines fair value, establishes a framework for measuring fair value in US GAAP, and expands disclosures about fair value measurements. ASC 820 does not require any new fair value measurements, but it does provide guidance on how to measure fair value by providing a fair value hierarchy used to classify the source of the information. The fair value hierarchy distinguishes between assumptions based on market data (observable inputs) and an entity’s own assumptions (unobservable inputs).

The hierarchy consists of three levels:

•	Level 1 - Quoted prices in active markets for identical assets or liabilities.
•

Level 2 - Inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices for similar assets of liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

•	Level 3 - Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

The Company uses Level 3 input for its valuation methodology for its financial instruments.

Financial instruments consist principally of cash, accounts receivable, prepaid expenses, inventory, intangible assets, accounts payable, accrued liabilities, and deposits. The carrying amounts of such financial instruments in the accompanying balance sheets approximate their fair values due to their relatively short-term nature. It is management’s opinion that the Company is not exposed to any significant currency or credit risks arising from these financial instruments.

Foreign Currency Translation and Transactions

The functional currency of our foreign operations is generally the local currency. For these foreign entities, we translate their financial statements into the common currency of U.S. dollars using average exchange rates for the period for income statement amounts and using end-of-period exchange rates for assets and liabilities. We record these translation adjustments in Accumulated other comprehensive income (loss), a separate component of Equity, in our consolidated balance sheets. The Company has accumulated other comprehensive loss in amount of $5,112,258 and $3,307,578 as of March 31, 2024, and December 31 2023, respectively.

Cash and Cash Equivalents

The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents. The Company currently has no cash equivalents at March, 2024, and December 31, 2023.

Allowance for Doubtful Accounts

The allowance for doubtful accounts reflects our best estimate of probable losses inherent in the accounts receivable balance. The Company determines the allowance based on known troubled accounts, historical experience, and other currently available evidence. As of March 31, 2024, and December 31, 2023, the allowance for doubtful accounts was $199,820 and $203,676, respectively. During the three months ended March 31, 2024 and 2023, there was $219,153 and $35,112 of bad debt expense recorded.

Intangible Assets

Intangible assets are capitalized when a future benefit is determined. Intangible assets are amortized over the anticipated useful life of the intangible asset.

7

Software Development Costs

The Company capitalizes internal software development costs subsequent to establishing technological feasibility of a software application in accordance with guidelines established by ASC 985-20-25 “Costs of Software to Be Sold, Leased, or Marketed”, requiring certain software development costs to be capitalized upon the establishment of technological feasibility. The establishment of technological feasibility and the ongoing assessment of the recoverability of these costs require considerable judgment by management with respect to certain external factors such as anticipated future revenue, estimated economic life, and changes in software and hardware technologies. Amortization of the capitalized software development costs begins when the product is available for general release to customers. Capitalized costs are amortized based on the straight-line method over the remaining estimated economic life of the product. During the three months ended March 31, 2024, and March 31, 2023, respectively, software development costs of $1,319,429 and $1,303,889, were incurred and capitalized.

Other intangible assets

Other intangible assets, including customer relationships, patents, and trademarks, that are acquired by the Company and have finite useful lives, are at cost less accumulated amortization and any accumulated impairment losses.  Costs incurred after the asset is placed in service are recognized in the income statement as incurred.

Impairment of Intangible Assets

In accordance with ASC 350-30-65 “Goodwill and Other Intangible Assets”, the Company assesses the impairment of identifiable intangible assets whenever events or changes in circumstances indicate that the carrying value may not be recoverable. Factors the Company considers important, which could trigger an impairment review include the following:

1.	Significant underperformance compared to historical or projected future operating results;
2.	Significant changes in the manner or use of the acquired assets or the strategy for the overall business; and
3.	Significant negative industry or economic trends.

When the Company determines that the carrying value of an intangible asset may not be recoverable based upon the existence of one or more of the above indicators of impairment and the carrying value of the asset cannot be recovered from projected undiscounted cash flows, the Company records an impairment charge. The Company measures any impairment based on a projected discounted cash flow method using a discount rate determined by management to be commensurate with the risk inherent to the current business model. Significant management judgment is required in determining whether an indicator of impairment exists and in projecting cash flows. Intangible assets that have finite useful lives are amortized over their useful lives. The Company incurred amortization expense of $442,319 and $460,963 during the three months ended March 31, 2024 and 2023.

Inventories

                The Company’s inventory is composed of goods for retail bars.  Inventory is stated at the lower of cost or net realizable value, using the first-in, first-out (“FIFO”) method. Costs include expenditures incurred in the normal course of business in bringing inventory to their present location and condition. Full provision is made for obsolete and slow-moving items. Net realizable value comprises actual or estimated selling price (net of discounts) less all costs to complete. Inventory was $116,602 and $133,905 at March 31, 2024, and December 31, 2023, respectively.

8

Property, Plant and Equipment

Plant and machinery, fixtures, fittings, and equipment are recorded at cost. Expenditures for major additions and betterments are capitalized. Maintenance and repairs are charged to operations as incurred. Depreciation is computed pursuant to the straight-line method over the useful life as follows:

Useful Life in Years
Land	40
Buildings	40
Slots and machines	10
Equipment & Furniture	4 to 10
Computers	3 to 5
Televisions	4
Investment in third party property, plant and equipment	5
Software	20
Licenses	up to 10
Other intangible assets	5

The depreciable life of leasehold improvements is limited by the expected lease term. Those leases with an indefinite or undefined lease period, a useful life of 5 years is assigned. Property, plant and equipment, net of depreciation, were $27,403,245 and $27,826,594 at March 31, 2024, and December 31, 2023, respectively.

Revenue Recognition

The revenues of the Company are derived from sports betting (sportsbook, the exchange sports betting product and pari-mutuel betting products), fixed odds games betting, online games and online casino, peer-to-peer games including online bingo and online poker and franchise royalties based on the operating results of the franchisee. Revenues are recognized exclusive of value-added tax.

The Company generates 95% of its revenue from gambling and betting. Revenues are calculated on a net basis.

The core revenues of Meridianbet are:

•	Online sports betting
•	Online Casino
•	Retail sports betting
•	Retail Casino (Slot machines)
•	Additionally, of the total Meridianbet revenues, approximately 2% are derived from the sales of food at our bars and another 2% is derived from the B2B royalty programs.

The Company does not earn commissions related to gaming (online casino/slots) and betting; the revenue is the difference between the amount wagered and the payout to clients.

Pursuant to FASB Topic 606, Revenue Recognition, our company recognizes revenues by applying the following steps:

Step 1: Identify the contract with a customer.

Step 2: Identify the separate performance obligations in the contract.

Step 3: Determine the transaction price.

Step 4: Allocate the transaction price to the separate performance obligations in the contract.

Step 5: Recognize revenue when (or as) the entity satisfies a performance obligation.

Revenues from sportsbook betting activities represents the net gain or loss from betting activities in the period plus (where material) the gain or loss on the revaluation of open positions at period end and is stated net of the cost of customer promotions and bonuses incurred in the period. These positions are recognized initially at fair value and subsequently at fair value through profit or loss, within the revenue line; this represents the Company’s principal activity. Customer promotions (including free bets) and bonuses are deducted from sportsbook betting revenue. At each reporting period-end no fair value was recognized based on the materiality of the open positions.

9

Revenue from the exchange sports betting product represents commission earned on betting activity and is recognized on the date the outcome for an event is settled.

Meridianbet offers various incentives to build loyalty, encourage and engage users on the platforms, the costs of incentives are recorded as a reduction to the amount recognized as revenue for service fees.

Revenue from pari-mutuel betting products represents a percentage of stake and is recognized on settlement of the event and is stated net of customer promotions and bonuses in the period.

Revenue from fixed odds games and the online casinos represents net winnings (“customer drop”), being amounts staked net of customer winnings, and is stated net of customer promotions and bonuses incurred in the period.

Revenue from peer-to-peer games represents commission income (“rake”) and tournament fees earned from games completed by the period end and is stated net of the cost of customer promotions and bonuses incurred in the period.

Revenue from business-to-business services represents royalty income based on the financial performance of the franchisee.

Other Income

As of March 31, 2024, and 2023 the Other income accounts was $493,150, and $193,590, and is related to income from marketing services for third-party advertising in Meridian betting shops, sale of fixed assets, VAT refunds, income from compensation for damages, income from reduction of liabilities and other income that is not directly related to the company's core activity.

Income Taxes

The Company uses the asset and liability method of accounting for income taxes. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statements carrying amounts of existing assets and liabilities and loss carry-forwards and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect of a change in tax rules on deferred tax assets and liabilities is recognized in operations in the year of change. A valuation allowance is recorded when it is “more likely-than-not” that a deferred tax asset will not be realized.

The Company incurred current income tax expenses of $281,697 and $413,296 during the three months ended March 31, 2024, and 2023, and deferred income taxes of $0, directly related to its operations, for a net income tax expense of $281,697, and $413,296 at the income tax rates outlined below, during the three months ended March 31, 2024, and 2023.  The Company has deferred tax assets of $77,849 and $722,260, deferred tax liabilities of $205,763 and $208,779, and accrued income tax liabilities of $513,750 and $1,262,921, each at March 31, 2024, and December 31, 2023, respectively.

10

Income Tax Rates by Country of Operations

Country of Operations	2024 Income Tax Rate	2023 Income Tax Rate
Serbia	15%	15%
Montenegro	9-15%	9-15%
Bosnia and Herzegovina	10%	10%
Malta	35%	35%
Cyprus	12.5%	12.5%
Belgium	25%	25%
Curacao	22%	22%
Peru	29.5%	29.5%

Dividends

Dividends are distributions that were paid to the owners of the Company for the three months ended March 31, 2024, and 2023, in the amounts of $769,534 and $496,462, respectively.  The dividend distributions were paid in cash.

Recently Issued Accounting Pronouncements

The Company does not believe that any recently issued effective pronouncements, or pronouncements issued but not yet effective, if adopted, would have a material effect on the accompanying financial statements.

NOTE 3 – ACCOUNTS RECEIVABLES, NET

Accounts receivable are carried at their estimated collectible amounts. The balance is composed of trade accounts receivable and advances that are periodically evaluated for collectability based on past credit history with customers and their current financial condition.

Trade receivables are generated mostly from receivables from the franchise partners for B2B services, Agents for unpaid retail revenue and receivables from the payment providers.

The Company has accounts receivable of $2,740,452 and $2,674,967 as of March 31, 2024, and December 31, 2023, respectively (net of allowance for bad debt of $199,820 and $203,676, respectively).

The largest amount of receivables, $1,431,172 and $1,506,412 as of March 31, 2024, and December 31, 2023, respectively, refers to receivables from payment providers in Bosnia. These receivables are settled regularly.

Receivables related to B2B services amount to $135,513 and $93,910 as of March 31, 2024, and December 31, 2023, respectively.

NOTE 4 – ACCOUNTS RECEIVABLE - RELATED PARTY

Accounts receivable-related party are carried at their estimated collectible amounts. Related party accounts receivable is periodically evaluated for collectability based on past credit history and their current financial condition. The Company has accounts receivable, from several related parties including Top Level doo Serbia, Network System Development, MG Canary, Ino Network.

The accounts receivable-related party amounts to $368,807 and $399,580 as of March 31, 2024, and December 31, 2023, respectively. The largest amount of receivables from related parties in the amount of $331,230 refers to the company Top Level d.o.o. Serbia, in which Meridianbet Group has no ownership interest or control, but individual shareholders.

11

NOTE 5 – TAXES RECEIVABLE

Taxes receivable mainly include stamps, duties, local taxes assets and corporate income taxes.  Taxes receivable are $308,583 and $997,778 as of March 31, 2024, and December 31, 2023, respectively. The components of taxes receivable are as follows:

	As of March 31, 2024	As of December 31, 2023
Corporate income taxes receivable	77,848	722,260
VAT refund receivables	181,696	225,178
Municipality taxes refund receivable	49,039	50,340
Total taxes receivable	308,583	997,778

NOTE 6 – PREPAID EXPENSES

The balances of prepaid expenses are $550,211 and $328,400 as of March 31, 2024, and December 31, 2023, respectively. The components of prepaid expenses are as follows:

	As of March 31, 2024	As of December 31, 2023
Prepaid rent	94,481	39,850
Prepaid license	285,250	182,746
Prepaid sponsorship/advertising	155,212	102,318
Other prepayments	15,268	3,486
Total prepaid assets	550,211	328,400

NOTE 7 – OTHER CURRENT ASSETS

As of March 31, 2024, and December 31, 2023, other current assets are $1,505,049 and $1,989,476, respectively. The components of other current assets are as follows:

	As of March 31, 2024	As of December 31, 2023
Other current receivables	1,357,211	1,849,666
Deferred taxes & accrued income	307,911	288,712
Employee receivables	245,180	241,513
Other current investments	1,622	10,158
Allowance for bad debt	(406,875)	(400,573)
Total other current assets	1,505,049	1,989,476

Other Current receivables include government refunds for maternity leave reimbursements, interest receivables, employee advances and, receivables for thefts and damages.

12

NOTE 8 – INTANGIBLE ASSETS – GOODWILL, SOFTWARE DEVELOPMENT COSTS, TRADEMARKS

Software represents software licenses as well as the costs of internally developed gaming software. Capitalized software costs are amortized based on the straight-line method over the remaining estimated economic life of the product. During the three months ended March 31, 2024 and March 31, 2023, there were no software development costs that were incurred and capitalized.

Intangible construction in process mainly represents the development of new software in Montenegro for a sports betting platform.  During the three months ended March 31, 2024 and March 31, 2023, respectively, costs of $1,319,429 and $1,303,889 were incurred and capitalized.

Licenses relate to operational gaming licenses issued in Bosnia and Cyprus. Software mainly relates to internally developed gaming software.

Intangible assets related to software and website are amortized on a straight-line basis over their expected useful lives, estimated to be 5 years.

Amortization expenses related to intangible assets were $442,319 and $460,963, for the three months ended March 31, 2024 and 2023, respectively. Accumulated amortization was $7,263,262 and $6,870,544 as of March 31, 2024 and December 31, 2023, respectively.

The following table details the carrying values of the Company’s intangible assets:

	As of March 31, 2024	As of December 31, 2023
Intangible construction in process	11,253,814	9,781,785
Licenses	707,690	722,356
Software	9,817,671	9,973,079
Trademarks and tradenames	973	994
Other intangible assets	1,467,646	1,499,752
Gross intangible assets	23,247,794	21,977,966
Less: accumulated impairment and amortization
Licenses amortization	(449,529)	(431,022)
Software amortization	(5,981,840)	(5,664,443)
Trademarks and tradenames amortization	(227)	(207)
Other intangible assets amortization	(831,666)	(774,872)
Total accumulated impairment and amortization	(7,263,262)	(6,870,544)
Net intangible assets	15,984,532	15,107,422

We anticipate that major part of Intangible construction in process will be placed in service in the stages during 2024 and first half of 2025, depending on the process of software development.

13

NOTE 9 – PROPERTY, PLANT AND EQUIPMENT

                Property, plant and equipment, net, consists of the following for the periods indicated:

	As of March 31, 2024	As of December 31, 2023
Land	26,986	27,703
Buildings, net	6,611,083	6,728,697
Slots and machines, net	10,885,297	11,279,087
Equipment, net	3,147,396	3,235,175
Computers, net	1,734,063	1,697,479
Televisions, net	373,771	368,414
Property, plant and equipment construction in process	1,025,539	893,354
Investment in third party property, plant and equipment	1,929,165	1,975,460
Advances for property, plant and equipment	1,669,945	1,621,225
Total property, plant and equipment, net	27,403,245	27,826,594

Investment in third party property is leasehold improvements in rented premises for retail betting.

Advances for property, plant and equipment represents the purchase of the premises in Montenegro. These premises are still in the process of construction.

As of March 31, 2024, and 2023, depreciation expenses are $1,201,599 and $856,074.

NOTE 10 –DEPOSITS AND PREPAID ASSETS

As of March 31, 2024 and December 31, 2023, deposits and prepaid assets are $5,700,139 and $5,586,495, respectively. The components of deposits and prepaid assets are as follows:

	As of March 31, 2024	As of December 31, 2023
Deposits for rent	163,475	170,370
Deposits for retail betting	2,540,000	2,413,488
Deposits for retail casino	2,979	668,236
Deposits for internet betting	1,011,878	1,035,558
Other prepayments	9,100	9,287
Other deposits	1,972,707	1,289,556
Total deposits and prepaid assets	5,700,139	5,586,495

Betting and casino deposits are long term deposits held with the following banks: NLB Komercijalna bank, EFG-Direktna bank, Halk bank, Bank Postanska Stedionica, Fibank, as security for the permission granted to operate in particular region.

Other deposits are long term deposits with EFG Direktna bank and Nova bank for open credit lines and e-commerce services.

The deposits with NLB Komercijalna bank accrues and pays interest at the rates of 1.0% and 1.9% per annum.

14

NOTE 11 – OPERATING LEASE RIGHT OF USE ASSETS AND LIABLITIES:

Under ASU No. 2016-02, Leases (Topic 842), lessees are required to recognize all leases (with the exception of short-term leases) on the balance sheet as a lease liability, which is a lessee’s obligation to make lease payments arising from a lease, measured on a discounted basis and a right-of-use asset, which is an asset that represents the lessee’s right to use, or control the use of, a specified asset for the lease term. The standard was adopted using a modified retrospective approach.

The Company (through its subsidiaries and affiliates) has entered into operating leases, the Company have also few financing lease agreements. As the rate implicit in each lease is not readily determinable, The Company uses its incremental borrowing rate based on information available at commencement to determine the present value of the lease payments. Right-of-use asset and lease liabilities are recognized at commencement date based on the present value of lease payments over the lease term. Lease term is typically assessed at 5 years.

The lease cost for the three months ended March 31, 2024, and 2023, was $849,522 and $764,261, respectively.

As of March 31, 2024, and December 31, 2023, the right-of-use asset is $3,998,327 and $4,147,375, respectively, and there was also a current lease liability of $1,993,551 and $2,299,317, respectively and a non-current lease liability of $1,928,506 and $1,795,870, respectively.

Maturities of lease liabilities as of March 31, 2024, were as follows:

Operating Lease
2024	2,054,589
2025	779,682
2026	609,660
2027	378,575
2028	140,330
Thereafter	-
Total lease payments	3,962,836
Less imputed interest	40,779
Present value of lease liability	3,922,057

NOTE 12 – TAXES PAYABLE

The taxes payable includes tax amounts due for stamps, duties, corporate income tax and deferred tax liabilities as noted below:

As of March 31, 2024, and December 31, 2023, taxes payable are $4,158,084 and $6,137,513, respectively. The components of taxes payable are as follows:

	As of March 31, 2024	As of December 31, 2023
Value Added Tax – Montenegro Tax Administration	1,620,453	2,534,178
Stamps, duties and other taxes	1,818,118	2,131,635
Corporate income tax payable	513,750	1,262,921
Deferred tax liabilities	205,763	208,779
Total taxes payable	4,158,084	6,137,513

Montenegro VAT Payable

On February 6, 2024, the Company was notified by the Montenegro Tax Administration, Sector for Large Taxpayers, that Meridianbet Montenegro DOO (Montenegro) was assessed Value Added Tax (VAT) of $2,534,178 (EUR 2,293,892) on services invoiced from an unrelated third-party Serbian software developer for software services.  The Company has accrued $1,620,453 (EUR 1,498,892) in VAT Taxes payable as of March 31, 2024, and $2,534,178 (EUR 2,293,892) as of December 31, 2023, respectively.

15

NOTE 13 – LONG TERM LIABILITIES

As of March 31, 2024, Long term liabilities in amount of $2,157,872 refer to a long-term loan from Hipotekarna Bank for financing working capital and liquidity of the Group. The term of using the funds is 24 months ending April 2026. The Bank charges effective interest at the annual rate of 5.63% (nominal interest rate 5.3%).

Maturities of long term loan as of March 31, 2024, were as follows:

Long term loan
Within 1 year	1,048,320
Within 1-2 Years	1,109,552
Present value of loan liability	2,157,872

NOTE 14 – OTHER LIABILITIES

Other Current Liabilities

As of March 31, 2024, and December 31, 2023, other current liabilities are $840,251 and $581,644, respectively. The components of other current liabilities are as follows:

	As of March 31, 2024	As of December 31, 2023
Staff costs payable	559,377	444,962
Other current payables	218,176	80,238
Rent deposits received	4,033	4,140
Bank overdraft	58,665	52,304
Total other current liabilities	840,251	581,644

Other current payables include any amounts due to parties that do not meet the requirements to be classified as accounts payable, such as interest payable, fines, penalties, employee receivables, fees etc.

 Other Non-Current Liabilities

As of March 31, 2024, and December 31, 2023, other current liabilities are $133,529 and $287,920, respectively. The components of other non-current liabilities are as follows:

	As of March 31, 2024	As of December 31, 2023
Leases payable	114,560	3,242
Retirement benefits	15,063	15,206
Other non-current liabilities	3,906	269,472
Total other non-current liabilities	133,529	287,920

16

NOTE 15 – RELATED PARTY TRANSACTIONS

All related party transactions have been recorded at the amount of consideration established and agreed to by the related parties.

Dividends Paid

For the three months ended March 31, 2024 and 2023, dividends paid to the owners are as follows:

	Dividends Paid January 1, 2024 to March 31, 2024	Dividends Paid January 1, 2023 to March 31, 2023
Aleksandar Milovanović	468,694	193,721
Zoran Milošević	165,562	218,976
Snežana Božović	5,450	27,979
Other dividends paid	129,828	55,786
Total dividends paid	769,534	496,462

For other related party transactions see Note 3.

NOTE 16 – EQUITY

The Company has not issued shares of common stock; instead, the Meridianbet Group is a European private limited liability company whose owners are Aleksandar Milovanović, Zoran Milošević and Snežana Božović.

NOTE 17 – SEGMENT REPORTING AND GEOGRAPHIC INFORMATION

We operate our business in five operating segments which include:

•	Retail Sports Betting/Retail Casino
•	Online Sports Betting
•	Online Casino
•	B2B Royalty
•	Bars

All operating segments have been aggregated due to their inter-dependencies, commonality of long-term economic characteristics, products and services, the production processes, class of customer, and distribution processes.

For geographical revenue reporting, revenues are attributed to the geographic location in which the operations are located.

Long-lived assets consist of property, plant and equipment, net, intangible assets, financing lease right-of-use assets, and goodwill, and are attributed to the geographic region in which they are located.

 The following is a summary of revenues by products for the indicated periods (as a percentage of total revenues):

Description	For the Three Months Ended March 31, 2024		For the Three Months Ended March 31, 2023
Revenues:	$	%	$	%
Retail Sports Betting/Retail Casino	5,431,059	22%	5,825,921	25%
Online Sports Betting	8,912,863	36%	8,840,974	39%
Online Casino	9,787,304	39%	7,595,358	33%
B2B Royalty	199,589	1%	212,728	1%
Bars	519,772	2%	461,331	2%
Total	24,850,587	100%	22,936,312	100%

17

The following is a summary of revenues by geographic region, for the indicated periods (as a percentage of total revenues):

Description	For the Three Months Ended March 31, 2024		For the Three Months Ended March 31, 2023
Revenues:	$	%	$	%
Serbia	12,722,088	51%	11,331,576	50%
Bosnia	3,138,488	13%	3,014,065	13%
Montenegro	3,441,634	14%	3,015,986	13%
Other	5,548,377	22%	5,574,685	24%
Total	24,850,587	100%	22,936,312	100%

The following is a summary of cost of goods sold by products for the indicated periods (as a percentage of total cost of goods sold):

Description	For the Three Months Ended March 31, 2024		For the Three Months Ended March 31, 2023
Cost of Goods Sold:	$	%	$	%
Retail Sports Betting/Retail Casino	1,564,514	22%	1,469,582	25%
Online Sports Betting	2,567,510	36%	2,230,125	39%
Online Casino	2,819,408	39%	1,915,921	33%
B2B Royalty	57,495	1%	53,660	1%
Bars	149,730	2%	116,370	2%
Total	7,158,657	100%	5,785,658	100%

The following is a summary of cost of goods sold (COGS) by geographic region, for the indicated periods (as a percentage of total cost of goods sold):

Description	For the Three Months Ended March 31, 2024		For the Three Months Ended March 31, 2023
Cost of Goods Sold:	$	%	$	%
Serbia	2,183,829	31%	2,083,596	36%
Bosnia	757,283	11%	698,346	12%
Montenegro	566,943	8%	156,967	3%
Other	3,650,602	51%	2,846,749	49%
Total	7,158,657	100%	5,785,658	100%

                 Long-lived assets by geographic region as of the dates indicated below were as follows:

Description	As of March 31, 2024	As of December 31, 2023
Long-lived assets:	$	$
Serbia	30,713,426	30,923,542
Bosnia	1,968,255	1,818,254
Montenegro	16,409,956	15,725,506
Other	15,079,348	15,998,655
Total	64,170,985	64,465,957

18

NOTE 18 - COMMITMENTS AND CONTINGENCIES

The Company may be involved, from time to time, in litigation or other legal claims and proceedings involving matters associated with or incidental to our business, including, among other things, matters involving breach of contract claims, and other related claims and vendor matters; however, none of the aforementioned matters are currently pending, except as discussed below. The Company believes that we are not exposed to matters that will individually, or in aggregate, have a material adverse effect on our financial condition or results of operations.

Notwithstanding the above, the outcome of litigation is inherently uncertain. If one or more legal matters were resolved against the Company in a reporting period for amounts in excess of management’s expectations, the Company’s financial condition and operating results for that reporting period could be materially adversely affected.

NOTE 19 – SALE AND PURCHASE AGREEMENT OF SHARE CAPITAL

Description of Purchase Agreement

On January 12, 2023 Golden Matrix Group, Inc. (“Golden Matrix”) entered into a Sale and Purchase Agreement of Share Capital (the “Original Purchase Agreement”) with Aleksandar Milovanović, Zoran Milosevic and Snežana Božović (collectively, the “Sellers”), the owners of Meridian Tech Društvo Sa Ograničenom Odgovornošću Beograd, a private limited company formed and registered in and under the laws of the Republic of Serbia (“Meridian Serbia”); Društvo Sa Ograničenom Odgovornošću “Meridianbet” Društvo Za Proizvodnju, Promet Roba I Usluga, Export Import Podgorica, a private limited company formed and registered in and under the laws of Montenegro; Meridian Gaming Holdings Ltd., a company formed and registered in the Republic of Malta; and Meridian Gaming (Cy) Ltd, a company formed and registered in the republic of Cyprus (collectively, the “Meridian Companies”). Pursuant to the Original Purchase Agreement, Golden Matrix agreed to acquire 100% of the Meridian Companies (the “Purchase”).

On June 28, 2023, Golden Matrix entered into an Amended and Restated Sale and Purchase Agreement of Share Capital dated June 27, 2023, with the Sellers on June 28, 2023 (the “A&R Purchase Agreement”), which amended and restated the Original Purchase Agreement and Golden Matrix entered into a First Amendment to Amended and Restated Sale and Purchase Agreement of Share Capital with the Sellers on September 22, 2023 (the “First Amendment”).

On January 24, 2024, on, and effective on, January 22, 2024, Golden Matrix and the Sellers entered into a Second Amendment to Amended and Restated Sale and Purchase Agreement of Share Capital (the “Second Amendment”) which extended the required closing date of the Purchase from March 31, 2024, to June 30, 2024, or such other later date as may be approved by the mutual consent of the parties.

On, and effective on, April 8, 2024, Golden Matrix and the Sellers entered into a Third Amendment to Amended and Restated Sale and Purchase Agreement of Share Capital (the “Third Amendment”, and the A&R Purchase Agreement as amended by the First Amendment, Second Amendment and Third Amendment, the “Purchase Agreement”) which amended the Purchase Agreement to among other things: (a) change the effective date of the acquisition to April 1, 2024, unless otherwise agreed by the parties; (b) reduce the cash payment payable at closing of the acquisition to $12 million, and to defer $18 million until April 26, 2024, provided that if such amount is not paid by April 26, 2024, any unpaid amount accrues interest at the rate of three percent per annum (from the effective date of the closing); (c) remove the right for a portion of the closing cash payment to be paid by the cash on hand of the Meridian Companies; (d) provide for Meridian Serbia to be owned by a newly-formed wholly-owned subsidiary of Golden Matrix following the closing; (e) provide for the transfer of certain of the Sellers’ ownership of Meridian Gaming Ltd., a Kenyan limited company to the Meridian Companies as a post-closing obligation (due within 12 months of the closing); (f) waive certain required timing obligations in connection with the delivery of closing schedules by both Golden Matrix and the Sellers; and (g) make certain conforming changes to the Purchase Agreement in connection with the items above.

19

Closing of Purchase Agreement

On April 9, 2024, the Purchase was completed and Golden Matrix acquired 100% of the Meridian Companies, effective for all purposes as of April 1, 2024. In connection with the Purchase, on April 9, 2024, Golden Matrix (A) issued 82,141,857 restricted shares of Golden Matrix’s common stock to the Sellers (the “Closing Shares”) and 1,000 shares of Golden Matrix’s Series C Preferred Stock (the “Series C Preferred Stock”); (B) paid the Sellers $12 million in cash; and (C) issued the Sellers $15 million in Promissory Notes (the “Notes”), payable $13,125,000 to Aleksandar Milovanović, $1,250,000 to Zoran Milosevic and $625,000 to Snežana Božović.

Pursuant to the terms of the Purchase Agreement (as amended by the Third Amendment), Golden Matrix are also required to pay the Sellers: (1) $18 million in cash by April 26, 2024 (provided that failure to pay such amounts by April 26, 2024 will result in such unpaid amounts accruing interest at the rate of 3% per annum, from the April 1, 2024 effective date of the Purchase, until paid in full)(the “Deferred Cash Consideration”); (2) the additional sum of (i) $5,000,000 and (ii) 5,000,000 restricted shares of common stock (collectively, the “Contingent Post-Closing Consideration”) which is due to the Sellers within five business days following the Determination Date (defined below) if (and only if) Golden Matrix has determined that each of the Post-Closing Payment Conditions (defined below) have been satisfied, which Post-Closing Contingent Shares have an agreed aggregate value of $15,000,000. For purposes of the foregoing, the “Determination Date” means the date that is six months after the closing date and the “Contingent Post-Closing Payment Conditions” are as follows: the Sellers and their affiliates are not then in default in any of their material obligations, covenants or representations under the Purchase Agreement, any of the transaction documents, or any other agreement with Golden Matrix beyond any applicable cure periods therein, as confirmed by Sellers in a signed writing delivered to Golden Matrix and verified by Golden Matrix within five business days thereafter; and (3) the additional sum of $20,000,000 of which $10,000,000 is due 12 months after the closing date and $10,000,000 is due 18 months after the closing date (“Non-Contingent Post-Closing Cash Consideration”).

Promissory Notes

The Notes in the aggregate amount of $15,000,000 accrue interest at seven percent (7%) per annum (twelve percent (12%) upon the occurrence of an event of default); with monthly interest payments of all accrued interest due on the first day of each calendar month until the maturity date of such Notes; and provide for all outstanding principal and unpaid interest due and payable in full 24 months after the closing date. If Golden Matrix fail to make any payment of principal, interest or other amount due under the Notes within three business days of the date due and payable, Golden Matrix agreed to pay the holder of the Note a late charge equal to 8% of the amount of such payment which was not paid.

The Notes include customary events of default, including (i) the nonpayment of any principal, interest or other indebtedness thereunder when due; (ii) the occurrence of any event of default or any default and the lapse of any notice or cure period, or Golden Matrix’s failure to observe or perform any covenant or other agreement, under or contained in any transaction document or any other document now or in the future evidencing or securing any debt, liability or obligation of Golden Matrix to any holder, following any applicable cure period set forth in such applicable transaction document; (iii) if Golden Matrix is insolvent, or files or becomes the subject of a filing under any state or federal bankruptcy, insolvency or similar proceeding, and including any action or proceeding involving (A) any assignment by Golden Matrix for the benefit of creditors, (B) any levy, garnishment, attachment or similar action against its material property, or (C) the imposition of a receivership or trustee arrangement over Golden Matrix’s property (a “Bankruptcy” action), provided that in the case of becoming subject to any involuntary state or federal bankruptcy, insolvency or similar proceeding, or any involuntary action described in (B) and (C) above, Golden Matrix has sixty days to dismiss such filing or action described in (B) and (C) above, before such event shall be deemed an Event of Default (unless it fails to begin seeking dismissal within the first thirty days); (iv) a default with respect to any other indebtedness of Golden Matrix for borrowed money in an amount exceeding $1,000,000, if the effect of such default is to cause or permit the acceleration of such debt; (v) the commencement of any foreclosure or forfeiture proceeding, execution or attachment against any collateral securing the obligations of Golden Matrix to the holders of the Notes, which is not dismissed within thirty days; (vi) the entry of a final non-appealable judgment against Golden Matrix in an amount exceeding $1,000,000, and the failure of Golden Matrix to discharge the judgment within 10 days of the entry thereof; (vii) any change in Golden Matrix’s business, assets, operations, financial condition or results of operations that has or could reasonably be expected to have a material adverse effect on Golden Matrix; (viii) Golden Matrix ceases doing business as a going concern; (ix) any material representation or warranty made by Golden Matrix to the holders of the Notes in any transaction document or any other documents now or in the future evidencing or securing the obligations of Golden Matrix to the holders of the Notes, is false, erroneous or misleading in any material respect, following any applicable cure period set forth in such applicable transaction document; or (x) the revocation or attempted revocation, in whole or in part, of any payment obligation or guarantee by Golden Matrix.

20

The Notes also require us to indemnify the holders thereof against certain claims, including (i) breach of a representation or warranty by Golden Matrix, (ii) breach by Golden Matrix of a transaction document; (c) negligence, fraud, or willful misconduct by Golden Matrix; provided, however, that the foregoing indemnity agreement shall not apply to any claim that is determined by a court of competent jurisdiction in a final, non-appealable judgment to have been solely attributable to an indemnified party’s gross negligence or willful misconduct. The indemnity contained in the Notes survives the termination of the Notes.

Change in Control of Golden Matrix

As a result of the closing of the Purchase Agreement, and on April 9, 2024, the Sellers obtained majority voting control over Golden Matrix, with each of the Sellers obtaining voting rights as follows:

•

Aleksandar Milovanović (69,820,578 shares of common stock (58.8% of Golden Matrix’s outstanding common stock) and 850 shares of Series C Voting Preferred Stock, voting in aggregate 76,195,578 voting shares (57.0% of Golden Matrix’s outstanding voting shares));

•	Zoran Milosevic (8,214,186 shares of common stock and 100 shares of Series C Voting Preferred Stock, voting in aggregate 8,964,186 voting shares); and

•	Snežana Božović (4,107,093 shares of common stock and 50 shares of Series C Voting Preferred Stock, voting in aggregate 4,482,093 voting shares);

totalling 82,141,857 shares of common stock and 1,000 shares of Series C Voting Preferred Stock voting in aggregate 7,500,000 voting shares, or 89,641,857 voting shares total, which total an aggregate of 69.2% of Golden Matrix’s outstanding common stock and 67.0% of Golden Matrix’s outstanding voting stock.

Separately, pursuant to the terms of the Series C Voting Preferred Stock held by the Sellers, they have the right to appoint one or two directors depending on their beneficial ownership. Set forth in Item 5.03 below is a summary of the rights and preferences of the Series C Voting Preferred Stock.

Prior to the closing of the Purchase Agreement, Mr. Anthony Brian Goodman, the Chief Executive Officer and director of Golden Matrix held voting control over Golden Matrix due to his beneficial ownership of 16,124,562 shares of common stock and 1,000 shares of Series B Voting Preferred Stock, which vote 7,500,000 voting shares on all stockholder matters (which prior to the issuance of the shares of common stock and Series C Voting Preferred Stock upon the closing of the Purchase Agreement, provided him a 53.6% voting right over Golden Matrix).

NOTE 20 - SUBSEQUENT EVENTS

Montenegro VAT Payable

As described in greater detail in NOTE 13 – TAXES PAYABLE, Montenegro VAT Payable, Meridianbet Montenegro DOO (Montenegro) was assessed Value Added Tax (VAT) of $1,620,453 (EUR 1,498,892) in VAT Taxes payable as of March 31, 2024, and $2,534,178 (EUR 2,293,892) December 31, 2023, respectively.  On April 24, 2024, $2,133,975 (EUR 1,973,892) was paid as an installment against the Montenegro VAT.  The unpaid balance of the Montenegro VAT payable as of April 24, 2024 is $556,678 (EUR 514,918).

Sale and Purchase Agreement of Share Capital

Please refer to the above NOTE 19 – SALE AND PURCHASE AGREEMENT OF SHARE CAPITAL

Description of Purchase Agreement

On January 12, 2023 Golden Matrix Group, Inc. (“Golden Matrix”) entered into a Sale and Purchase Agreement of Share Capital (the “Original Purchase Agreement”) with Aleksandar Milovanović, Zoran Milosevic and Snežana Božović (collectively, the “Sellers”), the owners of Meridian Tech Društvo Sa Ograničenom Odgovornošću Beograd, a private limited company formed and registered in and under the laws of the Republic of Serbia (“Meridian Serbia”); Društvo Sa Ograničenom Odgovornošću “Meridianbet” Društvo Za Proizvodnju, Promet Roba I Usluga, Export Import Podgorica, a private limited company formed and registered in and under the laws of Montenegro; Meridian Gaming Holdings Ltd., a company formed and registered in the Republic of Malta; and Meridian Gaming (Cy) Ltd, a company formed and registered in the republic of Cyprus (collectively, the “Meridian Companies”). Pursuant to the Original Purchase Agreement, Golden Matrix agreed to acquire 100% of the Meridian Companies (the “Purchase”).

21

On June 28, 2023, Golden Matrix entered into an Amended and Restated Sale and Purchase Agreement of Share Capital dated June 27, 2023, with the Sellers on June 28, 2023 (the “A&R Purchase Agreement”), which amended and restated the Original Purchase Agreement and Golden Matrix entered into a First Amendment to Amended and Restated Sale and Purchase Agreement of Share Capital with the Sellers on September 22, 2023 (the “First Amendment”).

On January 24, 2024, on, and effective on, January 22, 2024, Golden Matrix and the Sellers entered into a Second Amendment to Amended and Restated Sale and Purchase Agreement of Share Capital (the “Second Amendment”) which extended the required closing date of the Purchase from March 31, 2024, to June 30, 2024, or such other later date as may be approved by the mutual consent of the parties.

On, and effective on, April 8, 2024, Golden Matrix and the Sellers entered into a Third Amendment to Amended and Restated Sale and Purchase Agreement of Share Capital (the “Third Amendment”, and the A&R Purchase Agreement as amended by the First Amendment, Second Amendment and Third Amendment, the “Purchase Agreement”) which amended the Purchase Agreement to among other things: (a) change the effective date of the acquisition to April 1, 2024, unless otherwise agreed by the parties; (b) reduce the cash payment payable at closing of the acquisition to $12 million, and to defer $18 million until April 26, 2024, provided that if such amount is not paid by April 26, 2024, any unpaid amount accrues interest at the rate of three percent per annum (from the effective date of the closing); (c) remove the right for a portion of the closing cash payment to be paid by the cash on hand of the Meridian Companies; (d) provide for Meridian Serbia to be owned by a newly-formed wholly-owned subsidiary of Golden Matrix following the closing; (e) provide for the transfer of certain of the Sellers’ ownership of Meridian Gaming Ltd., a Kenyan limited company to the Meridian Companies as a post-closing obligation (due within 12 months of the closing); (f) waive certain required timing obligations in connection with the delivery of closing schedules by both Golden Matrix and the Sellers; and (g) make certain conforming changes to the Purchase Agreement in connection with the items above.

Closing of Purchase Agreement

On April 9, 2024, the Purchase was completed and we acquired 100% of the Meridian Companies, effective for all purposes as of April 1, 2024. In connection with the Purchase, on April 9, 2024, Golden Matrix (A) issued 82,141,857 restricted shares of Golden Matrix’s common stock to the Sellers (the “Closing Shares”) and 1,000 shares of Golden Matrix’s Series C Preferred Stock (the “Series C Preferred Stock”); (B) paid the Sellers $12 million in cash; and (C) issued the Sellers $15 million in Promissory Notes (the “Notes”), payable $13,125,000 to Aleksandar Milovanović, $1,250,000 to Zoran Milosevic and $625,000 to Snežana Božović.

Pursuant to the terms of the Purchase Agreement (as amended by the Third Amendment), Golden Matrix are also required to pay the Sellers: (1) $18 million in cash by April 26, 2024 (provided that failure to pay such amounts by April 26, 2024 will result in such unpaid amounts accruing interest at the rate of 3% per annum, from the April 1, 2024 effective date of the Purchase, until paid in full)(the “Deferred Cash Consideration”); (2) the additional sum of (i) $5,000,000 and (ii) 5,000,000 restricted shares of common stock (collectively, the “Contingent Post-Closing Consideration”) which is due to the Sellers within five business days following the Determination Date (defined below) if (and only if) Golden Matrix has determined that each of the Post-Closing Payment Conditions (defined below) have been satisfied, which Post-Closing Contingent Shares have an agreed aggregate value of $15,000,000. For purposes of the foregoing, the “Determination Date” means the date that is six months after the closing date and the “Contingent Post-Closing Payment Conditions” are as follows: the Sellers and their affiliates are not then in default in any of their material obligations, covenants or representations under the Purchase Agreement, any of the transaction documents, or any other agreement with Golden Matrix beyond any applicable cure periods therein, as confirmed by Sellers in a signed writing delivered to Golden Matrix and verified by Golden Matrix within five business days thereafter; and (3) the additional sum of $20,000,000 of which $10,000,000 is due 12 months after the closing date and $10,000,000 is due 18 months after the closing date (“Non-Contingent Post-Closing Cash Consideration”).

22

Promissory Notes

The Notes in the aggregate amount of $15,000,000 accrue interest at seven percent (7%) per annum (twelve percent (12%) upon the occurrence of an event of default); with monthly interest payments of all accrued interest due on the first day of each calendar month until the maturity date of such Notes; and provide for all outstanding principal and unpaid interest due and payable in full 24 months after the closing date. If Golden Matrix fail to make any payment of principal, interest or other amount due under the Notes within three business days of the date due and payable, Golden Matrix agreed to pay the holder of the Note a late charge equal to 8% of the amount of such payment which was not paid.

The Notes include customary events of default, including (i) the nonpayment of any principal, interest or other indebtedness thereunder when due; (ii) the occurrence of any event of default or any default and the lapse of any notice or cure period, or Golden Matrix’s failure to observe or perform any covenant or other agreement, under or contained in any transaction document or any other document now or in the future evidencing or securing any debt, liability or obligation of Golden Matrix to any holder, following any applicable cure period set forth in such applicable transaction document; (iii) if Golden Matrix is insolvent, or files or becomes the subject of a filing under any state or federal bankruptcy, insolvency or similar proceeding, and including any action or proceeding involving (A) any assignment by Golden Matrix for the benefit of creditors, (B) any levy, garnishment, attachment or similar action against its material property, or (C) the imposition of a receivership or trustee arrangement over Golden Matrix’s property (a “Bankruptcy” action), provided that in the case of becoming subject to any involuntary state or federal bankruptcy, insolvency or similar proceeding, or any involuntary action described in (B) and (C) above, Golden Matrix has sixty days to dismiss such filing or action described in (B) and (C) above, before such event shall be deemed an Event of Default (unless it fails to begin seeking dismissal within the first thirty days); (iv) a default with respect to any other indebtedness of Golden Matrix for borrowed money in an amount exceeding $1,000,000, if the effect of such default is to cause or permit the acceleration of such debt; (v) the commencement of any foreclosure or forfeiture proceeding, execution or attachment against any collateral securing the obligations of Golden Matrix to the holders of the Notes, which is not dismissed within thirty days; (vi) the entry of a final non-appealable judgment against Golden Matrix in an amount exceeding $1,000,000, and the failure of Golden Matrix to discharge the judgment within 10 days of the entry thereof; (vii) any change in Golden Matrix’s business, assets, operations, financial condition or results of operations that has or could reasonably be expected to have a material adverse effect on Golden Matrix; (viii) Golden Matrix ceases doing business as a going concern; (ix) any material representation or warranty made by Golden Matrix to the holders of the Notes in any transaction document or any other documents now or in the future evidencing or securing the obligations of Golden Matrix to the holders of the Notes, is false, erroneous or misleading in any material respect, following any applicable cure period set forth in such applicable transaction document; or (x) the revocation or attempted revocation, in whole or in part, of any payment obligation or guarantee by Golden Matrix.

The Notes also require us to indemnify the holders thereof against certain claims, including (i) breach of a representation or warranty by Golden Matrix, (ii) breach by Golden Matrix of a transaction document; (c) negligence, fraud, or willful misconduct by Golden Matrix; provided, however, that the foregoing indemnity agreement shall not apply to any claim that is determined by a court of competent jurisdiction in a final, non-appealable judgment to have been solely attributable to an indemnified party’s gross negligence or willful misconduct. The indemnity contained in the Notes survives the termination of the Notes.

Change in Control of Golden Matrix

As a result of the closing of the Purchase Agreement, and on April 9, 2024, the Sellers obtained majority voting control over Golden Matrix, with each of the Sellers obtaining voting rights as follows:

•

Aleksandar Milovanović (69,820,578 shares of common stock (58.8% of Golden Matrix’s outstanding common stock) and 850 shares of Series C Voting Preferred Stock, voting in aggregate 76,195,578 voting shares (57.0% of Golden Matrix’s outstanding voting shares));

•	Zoran Milosevic (8,214,186 shares of common stock and 100 shares of Series C Voting Preferred Stock, voting in aggregate 8,964,186 voting shares); and

•	Snežana Božović (4,107,093 shares of common stock and 50 shares of Series C Voting Preferred Stock, voting in aggregate 4,482,093 voting shares);

Totaling 82,141,857 shares of common stock and 1,000 shares of Series C Voting Preferred Stock voting in aggregate 7,500,000 voting shares, or 89,641,857 voting shares total, which total an aggregate of 69.2% of Golden Matrix’s outstanding common stock and 67.0% of Golden Matrix’s outstanding voting stock.

Separately, pursuant to the terms of the Series C Voting Preferred Stock held by the Sellers, they have the right to appoint one or two directors depending on their beneficial ownership. Set forth in Item 5.03 below is a summary of the rights and preferences of the Series C Voting Preferred Stock.

Prior to the closing of the Purchase Agreement, Mr. Anthony Brian Goodman, the Chief Executive Officer and director of Golden Matrix held voting control over Golden Matrix due to his beneficial ownership of 16,124,562 shares of common stock and 1,000 shares of Series B Voting Preferred Stock, which vote 7,500,000 voting shares on all stockholder matters (which prior to the issuance of the shares of common stock and Series C Voting Preferred Stock upon the closing of the Purchase Agreement, provided him a 53.6% voting right over Golden Matrix).

23